Exhibit 99.1

August 1, 2017

Dear Shareholder:

Enclosed (unless you have direct deposit) is your August 1, 2017, dividend of $0.06 per common share.

The earnings per diluted common share for the first six month of 2017 was $0.68 compared to $0.91 for 2016. You may recall, last year we received a significant loan recovery which resulted in a $1,300,000 benefit to our Provision for Loan Losses and recognition of approximately $900,000 in interest income. This recovery, along with the additional 1.6 million shares issued in February when we raised capital, distort side by side comparisons of earnings per share.

If we look at Net Interest Income, what we make taking deposits and making loans – for the first six months of 2017 the number was $26,261,000. This compares to $25,175,000 for 2016. Remember, the number for 2016 was inflated by approximately $900,000 due to the recovery. Deducting that amount, we have enjoyed approximately an 8% increase in net interest income.

This increase in net interest income is largely due to loan growth. Our net loans are up $45,569,000 since December 31, 2016, and we ended June with over $1.1 billion in loans for the first time in our history. Our 2017 annualized loan growth rate is over 8%. Since June 30, 2016, our loans have increased approximately 7%. Since we received approximately $20,600,000 in principal payments per month, on average, we generated, through new and renewed loans, over $319,000,000 in loans to enjoy the 7% increase since June of last year.

We see continued loan demand, especially in our urban markets. We now have two commercial lenders in our new Westlake loan production office and have hired additional commercial staff in the Columbus and Toledo markets. While there is immediate expense in bringing on production staff, the payoff is a growing, income generating, loan portfolio and supplemental revenue from deposit and cash management products.

Looking at noninterest income, we were off about 1% from last year. Service charges were down $88,000, primarily because of increased interest rates. As rates increase, the earnings allowance on commercial accounts, which can be used to offset service charges, increases. Gain on the sale of loans was off $65,000 for the first six months compared to last year because the mortgage season got off to a slow start. For the three months ended June 30th, compared to last year, we were ahead by $72,000 – so we hope to pick up after the slow start. Wealth management revenue was up slightly more than 11% for the first six months, compared to last year.

Noninterest expenses were $24,051,000 for the first six months of 2017. This compares to $21,957,000 for 2016. The driver of the increase is salary and benefits. They were up $1,618,000 or 13% for the first six months, compared to the same period last year. Some of the increase was from general salary increases of approximately 2 to 2  1⁄2 percent, and increases in health care costs, but the increase was primarily due to additional production staff.

Comparing the first six months of this year to 2016, we now have our loan production office in Westlake Ohio, we hired additional lending and business development staff in the Columbus market, we added a lender in the Toledo Ohio market, and we hired additional lending staff in Mayfield Heights. As mentioned earlier, these hires impact the expense immediately, but they are an investment in building a growing loan portfolio. It takes approximately 12 to 18 months for a new lender to ramp up their portfolio and become self-sustaining.

As we anticipate the remainder of 2017 and into 2018, we expect loan demand in both our commercial and mortgage operations. Our loan pipelines are healthy and our new lenders have hit the ground running by bringing in new opportunities in our markets. We are also seeing opportunities in our rural legacy markets, which have been status quo for a long time.

As a result of our increased stock price and the additional shares issued during our offering earlier this year, our stock has been included in the Russell 2000 market index. When a company is included into an index, market funds and certain investors must maintain a proportional amount of the stock in their funds. We were told that as one transitions into an index there can be heavy volume and volatility in the stock. We have witnessed this. Inclusion in the index should increase liquidity by providing additional buyers for the stock and should lead to a higher profile for the stock.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President and CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.